Exhibit 99.6

	Consolidated
	Quarterly 2009 Data

	Three Months Ended
$ in millions	March 31	June 30	September 30	December 31	Total
Revenues
Transaction and Clearing Fees	$830	$943	$849	$805	$3,427
Market Data	103	101	101	98	403
Listing	100	101	100	106	407
Technology Services	50	58	49	65	222
Other Revenue	59	49	61	56	225

Total Revenue	1,142	1,252	1,160	1,130	4,684

Transaction-based Expenses:
Section 31 Fees	30	126	115	117	388
Liquidity Payments, Routing & Clearing	507	514	424	373	1,818

Total Revenue, Less Transaction-based Expenses	605	612	621	640	2,478

Merger Expenses & Exit Costs (M&E)	23	442	8	43	516
Other Operating Expenses	422	397	426	431	1,676

Operating Income — GAAP	$160	$(227)	$187	$166	$286

Operating Income — Excluding M&E	$183	$215	$195	$209	$802

Operating Margin — Excluding M&E	30%	35%	31%	33%	32%
Certain items in the table above have been reclassified to conform to the anticipated presentation in our 2010 results of operations. To supplement NYSE Euronext’s consolidated financial statements prepared in accordance with GAAP and to better reflect period-over-period comparisons, NYSE Euronext uses non-GAAP financial measures of performance, financial position or cash flows that either exclude or include amounts that are not normally excluded or included in the most directly comparable measure, calculated and presented in accordance with GAAP. Non-GAAP financial measures do not replace and are not superior to the presentation of GAAP financial results, but are provided to (i) present the effects of certain merger expenses, exit costs and other special items and (ii) improve overall understanding of NYSE Euronext’s current financial performance and its prospects for the future. Specifically, NYSE Euronext believes the non-GAAP financial results provide useful information to both management and investors regarding certain additional financial and business trends relating to financial condition and operating results. In addition, management uses these measures for reviewing financial results and evaluating financial performance. The non-GAAP adjustments for all periods presented are based upon information and assumptions available as of the date of this filing.